Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

Contacts:	Investment Community	News Media

	JAMES J. MURREN	ALAN M. FELDMAN
	President, Chief Financial Officer &	Senior Vice President
	Treasurer	Public Affairs
	(702) 693-8877	(702) 891-7147

MGM MIRAGE REPORTS RECORD FOURTH QUARTER AND FULL YEAR RESULTS
Core Operations Remain Strong; Progress Made on Growth Initiatives
Las Vegas, Nevada, February 23, 2006 — MGM MIRAGE (NYSE: MGM) today reported record fourth quarter and full year 2005 financial results, highlighted by impressive revenue growth in all operating areas.
Adjusted earnings from continuing operations per diluted share (“Adjusted EPS”) was $0.35 in 2005, representing the Company’s best fourth quarter performance ever, and an increase of 25% over the $0.28 earned in the 2004 quarter.1,2 The Company continues to benefit from the addition of the resorts acquired in the Mandalay Resort Group (“Mandalay”) merger, as well as strong operating trends at existing resorts. The fourth quarter results punctuate a record year for MGM MIRAGE, with full year Adjusted EPS of $1.62 versus $1.28 in 2004.
Net revenues increased 65% to $1.8 billion for the quarter. Same-store3 net revenues were $1.1 billion for the quarter, up 11% over prior year. Revenues were strong in all operating areas. Highlighting the gaming results was an 11% increase in same-store slot revenues.
Non-gaming revenues also increased significantly, with same-store hotel revenues up 20% and same-store food and beverage revenues up 17%. REVPAR (revenue per available room) at the Company’s Las Vegas Strip Resorts increased 8% on both a same-store and pro forma (including Mandalay for both periods) basis.
The top-line growth carried through to the profit line, with same-store property-level EBITDA4 up 11% to $359 million. Total property-level EBITDA for the quarter was a record $562 million, and property-level EBITDA margins remained solid at 33%.
The Company achieved these impressive financial results in spite of the negative impact of the following items:
•	The Company’s table games hold percentage was approximately 200 basis points lower than the prior year quarter;
•	Corporate expense increased to $40 million from $32 million in the third quarter due to non-recurring merger integration costs and litigation accruals;
•	The closure of Beau Rivage in August 2005 following Hurricane Katrina hurt comparisons to the prior year. Beau Rivage earned operating income of $13.8 million in the 2004 fourth quarter, or approximately $0.03 per diluted share;
•	The prior year fourth quarter benefited from an $11.5 million adjustment, approximately $0.02 per share, net of tax, related to the Company’s share of certain tax credits at Borgata.

Adjusted EPS (and Adjusted Earnings) excludes discontinued operations, preopening and start-up expenses, restructuring costs, property transactions, tax adjustments and gains or losses on early retirement of debt.2 On a GAAP (Generally Accepted Accounting Principles) basis, diluted earnings per share increased to $0.33 in the 2005 quarter from $0.26 in 2004.
For the full year, GAAP diluted earnings per share from continuing operations increased to $1.50 in 2005 from $1.21 in 2004. GAAP diluted earnings per share, including the results of discontinued operations, was $1.50 versus $1.43 in 2004. The 2004 results included pre-tax gains of $74 million on the sale of MGM Grand Australia and $8 million on the sale of the Golden Nugget Subsidiaries, as well as the operations of these resorts prior to their sales.
“2005 was clearly a landmark year for MGM MIRAGE,” said Terry Lanni, MGM MIRAGE’s Chairman and CEO. “I am particularly impressed by the performance of our entire family of employees, who continue to ensure that our resorts are the finest in the world, as evidenced by the impressive public response and financial returns generated by new restaurants, hotel rooms and nightclubs at our resorts. We look forward to continuing our operating success in 2006, and we are already off to a strong start, as we hosted a record number of guests during the Chinese New Year period and are seeing continued strength in both gaming and non-gaming revenues,” Mr. Lanni said.
Fourth Quarter Company Highlights
•	Generated net revenues of $1.8 billion; on a same-store basis, net revenues were $1.1 billion, up 11% from 2004;
•	Produced property-level EBITDA of $562 million; on a same-store basis, property-level EBITDA was $359 million, up 11% over prior year; operating income was $346 million in the quarter versus $213 million in 2004;
•	Invested $323 million of capital in the Company’s resorts and development projects, including $74 million on Project CityCenter, $36 million on the MGM Grand Detroit permanent casino and $51 million on the rebuilding of Beau Rivage;
•	Repurchased 3.5 million shares of Company common stock for $132 million;
•	Opened several new restaurants at The Mirage, as well as the new Jet nightclub.
Full Year Company Highlights
•	Generated record full year net revenues of $6.5 billion; on a same-store basis, net revenues were $4.4 billion, an increase of 11% from 2004;
•	Produced record full year property-level EBITDA of $2.1 billion; on a same-store basis, property-level EBITDA was $1.5 billion, up 10% over prior year; operating income was $1.4 billion in 2005 versus $951 million in 2004, with record results at several resorts, including Bellagio and MGM Grand Las Vegas;
•	Closed the Mandalay merger on April 25, 2005, with total consideration of $7.3 billion;
•	Invested $916 million of capital in the Company’s existing resorts and development initiatives. Major investments included the continued repositioning of MGM Grand Las Vegas, including the debut of the West Wing and Skylofts room products and two restaurants featuring the world-renowned cuisine of legendary chef Joël Robuchon; $177 million of our required investment in MGM Grand Paradise, which broke ground on the $1 billion MGM Grand Macau resort; the MGM Grand Detroit permanent casino; design work for Project CityCenter; and ongoing enhancements at The Mirage, including the theatre for the new Cirque du Soleil show;

•	Repurchased 5.5 million shares of Company common stock for $217 million;
•	Reduced debt by $419 million since the close of the Mandalay merger;
•	Announced further details of Project CityCenter, including an all-star lineup of world-class architects and designers, Mandarin Oriental as the manager of a non-gaming boutique hotel, and Taubman as the Company’s retail partner;
•	Responded rapidly in Mississippi after Hurricane Katrina, and immediately began the rebuilding process, with a target reopening date in the second half of 2006.
Detailed Financial Results
The following table shows key financial results for the fourth quarter and full year:

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
	(In millions)
Casino revenue, net	$797.2	$572.6	$2,981.7	$2,224.0
Non-casino revenue, net	956.4	490.1	3,500.3	2,014.1
Net revenue	1,753.6	1,062.7	6,482.0	4,238.1
Operating income	346.1	213.2	1,357.2	950.9
Income from continuing operations	97.8	74.9	443.3	349.9
Discontinued operations, net	—	—	—	62.4
Net income	97.8	74.9	443.3	412.3

Property-level EBITDA[4]	$562.0	$353.8	$2,128.5	$1,455.9
EBITDA (after corporate expense)[4]	521.9	329.2	1,997.9	1,378.0
Adjusted Earnings[2]	101.9	81.2	479.7	371.1
Except where noted, all references in this release to operating results, including statistical information, exclude the results of Golden Nugget Las Vegas, Golden Nugget Laughlin and MGM Grand Australia for all periods presented. The results of these operations are classified as discontinued operations.
Net revenue in the fourth quarter increased 65% from prior year and 11% on a same-store basis. Hotel results, as well as results in other non-gaming areas, were strong as visitor volumes and the Company’s market-leading resort amenities continue to drive revenue growth across all business lines.
Casino revenue increased 39% in the 2005 quarter and 3% on a same-store basis. Slot revenue in the quarter was up an impressive 11% from 2004 on a same-store basis, on top of a 9% year-over-year increase in the 2004 fourth quarter, driven in part by the success of our Players Club loyalty program and targeted marketing events. Bellagio’s slot revenue increased 35% to an all-time quarterly record, as the resort continues to benefit from increased volume following the Spa Tower expansion. MGM Grand Las Vegas had its highest ever quarterly slot revenue, up 16% over prior year.
On a same-store basis, table games volume, including baccarat, was up 2%, against a strong prior year comparison, a 14% increase in the 2004 quarter over 2003. These results were driven by several major entertainment events in the quarter, as well as strong New Year’s visitation. Table games hold percentages were near the low end of the Company’s normal range (18%-22%) for the 2005 period, and were approximately 200 basis points lower than the prior-year quarter (approximately 130 basis points lower on a same-store basis).

Non-casino revenue was up 95% in the quarter and 19% on a same-store basis. Hotel revenue increased 111% (20% on a same-store basis), as market trends and the quality of our resorts continue to lead to increased room rates. The following table shows key hotel statistics for the Company’s Las Vegas Strip resorts on a same-store and pro forma basis (pro forma statistics include Mandalay and Monte Carlo for both periods):

	Three Months Ended
	December 31,	December 31,
	2005	2004
Same-store basis:
Occupancy %	93%	95%
Average Daily Rate (ADR)	$163	$148
Revenue per Available Room (REVPAR)	$152	$141
Pro forma basis:
Occupancy %	92%	90%
Average Daily Rate (ADR)	$142	$133
Revenue per Available Room (REVPAR)	$130	$120
On a same-store basis, the Company had 11% (160,000) more room nights available on the Las Vegas Strip in the current year period due to the Bellagio expansion and remodeled Skylofts and West Wing rooms at MGM Grand Las Vegas, which are achieving higher rates than before the remodel. The 8% increase in same-store Las Vegas Strip REVPAR comes on top of a 13% year-over-year increase in the 2004 quarter.
Mr. Lanni noted, “As it relates to Mandalay, we have successfully executed on our strategy to increase occupancy at these resorts. This has led not only to strong increases in room revenues, but has driven increased customer volumes at restaurants, entertainment venues and on the gaming floor, and our strategy has clearly led to enhanced financial performance at these resorts.”
Food and beverage revenue increased 78% (17% on a same-store basis), resulting from new restaurants and lounges added since last year, particularly at MGM Grand Las Vegas and The Mirage, as well as additional volume generated by the Spa Tower addition at Bellagio.
Entertainment revenues were also up significantly, 33% on a same-store basis, over the prior year quarter, largely as a result of the contribution from KÀ at MGM Grand Las Vegas, which debuted in December 2004.
Property-level EBITDA increased 59% for the quarter (11% on a same-store basis) and the same-store property-level EBITDA margin of 33% was consistent with the 2004 quarter, despite the lower table games hold percentage. Operating income increased 62% over prior year as a result of the trends described above.
Fourth quarter 2005 Adjusted Earnings increased by 25% compared to 2004 due primarily to the higher operating income, offset by higher interest expense as a result of the Mandalay merger. For the fourth quarter of 2005, Adjusted Earnings excluded $7.9 million ($4.1 million, net of tax) of items as follows:
•	Net property transactions of $8.2 million ($5.4 million, net of tax), primarily related to several minor capital projects abandoned during the quarter and assets written-off in preparation for new construction, particularly at Mandalay Bay and The Mirage;

•	Preopening and start-up expenses of $3.2 million ($2.2 million, net of tax), including $1.6 million related to the Jet nightclub at The Mirage, $0.9 million related to MGM Grand Macau, and $0.6 million related to The Signature at MGM Grand.
•	A benefit of $3.5 million resulting from a federal income tax credit related to wage continuation payments to workers displaced by Hurricane Katrina.
In the fourth quarter of 2004, items excluded in the determination of Adjusted Earnings totaled $9.7 million ($6.3 million, net of tax), including $6.7 million of preopening and start-up expenses related to the Bellagio expansion and KÀ, $3.3 million of property transactions and a $0.3 million credit to restructuring costs.
Financial Position
The Company generated significant operating cash flow in the fourth quarter as a result of its positive operating results and the addition of Mandalay. The Company utilized available cash flow to make capital investments in its resorts and development projects as well as repurchase its common stock, without significantly increasing net borrowings. During the fourth quarter, the Company repurchased 3.5 million shares of its common stock for $132 million. Fourth quarter capital investments totaled $323 million, which included expenditures for the theatre for the Beatles/Cirque du Soleil production show at The Mirage, new restaurants and the Jet nightclub at The Mirage, continued design work for Project CityCenter, construction of the permanent casino at MGM Grand Detroit, rebuilding efforts at Beau Rivage, and other routine capital expenditures.
“Our strategy of making targeted capital expenditures in our resorts continues to be validated by our resorts’ outstanding financial performance,” said Jim Murren, MGM MIRAGE President, CFO and Treasurer. “We will continue to strategically invest in high-return projects that generate increased operating income at our resorts. We will also be making continued investments in key domestic and international growth projects which will enhance our overall growth rate for years to come. Our strong cash flow and superior access to low-cost debt financing will allow us to maintain our financial strength even while growing the company significantly.”
Outlook
The Company expects its eleventh consecutive quarter of increased Las Vegas Strip REVPAR (on a pro forma basis, including Mandalay for both periods), driven in part by increased occupancy, particularly at Mandalay resorts, which will also drive increased revenues in all operating areas.
“Once again, we expect a year-over-year increase in first quarter earnings, with Adjusted EPS expected to be up almost 30% to approximately $0.55 per share compared to record first quarter earnings of $0.43 per share last year,” Mr. Murren said. “This is despite the continued closure of Beau Rivage, which contributed approximately $0.03 per share in the 2005 first quarter.” The Company noted that stock compensation expense of approximately $0.05 per share will be excluded from Adjusted EPS when first quarter results are reported.

MGM MIRAGE will hold a conference call to discuss its fourth quarter earnings results and outlook for the first quarter of 2006 at 11:00 a.m. Eastern Standard Time today. The call can be accessed live at www.companyboardroom.com or www.mgmmirage.com, or by calling 1-800-526-8531 (domestic) or 1-706-634-6528 (international). Until March 2, 2006, a complete replay of the conference call can be accessed by dialing 1-706-645-9291, access code 4980186. A complete replay of the call will also be made available at www.mgmmirage.com. Supplemental detailed earnings information will also be available on the Company’s website.
1     All share and per share amounts in this release and accompanying tables have been adjusted to reflect a 2-for-1 stock split effected in the form of a 100% stock dividend in May 2005.
2     Adjusted Earnings (and Adjusted EPS) is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of performance, and 2) a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure on which to base expectations of future results than income from continuing operations computed in accordance with generally accepted accounting principles (“GAAP”). Management uses Adjusted Earnings and Adjusted EPS as a primary means of evaluating the Company’s performance. Reconciliations of GAAP income from continuing operations and EPS to Adjusted Earnings and EPS are included in the financial schedules accompanying this release.
3     References in this release to “same-store” results reflect the Company’s operations excluding the newly acquired Mandalay properties and Monte Carlo in both periods. Same-store results also exclude Beau Rivage in both periods.
4     EBITDA is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, restructuring, preopening and start-up expenses, and property transactions, net. EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of the Company’s operating resorts’ performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. Reconciliations of operating income to EBITDA are included in the financial schedules accompanying this release.
* * *
MGM MIRAGE (NYSE:MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 23 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. MGM MIRAGE has also announced plans to develop Project CityCenter, a multi-billion dollar mixed-use urban development project in the heart of Las Vegas and has a 50% interest in the MGM Grand Macau, a development project in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Revenues:
Casino	$797,183	$572,594	$2,981,651	$2,223,965
Rooms	465,419	220,993	1,673,696	911,259
Food and beverage	366,362	206,081	1,330,210	841,147
Entertainment	109,844	70,487	428,606	270,799
Retail	70,592	45,245	260,182	184,438
Other	114,725	60,773	409,824	240,880

	1,924,125	1,176,173	7,084,169	4,672,488
Less: Promotional allowances	(170,492)	(113,426)	(602,202)	(434,384)

	1,753,633	1,062,747	6,481,967	4,238,104

Expenses:
Casino	420,819	288,676	1,536,611	1,101,892
Rooms	134,643	62,915	472,592	248,166
Food and beverage	222,212	121,601	816,570	482,079
Entertainment	79,891	50,126	307,596	192,465
Retail	46,375	29,482	169,667	118,470
Other	63,188	36,695	244,023	146,177
General and administrative	261,458	153,959	958,263	612,632
Corporate expense	40,079	24,531	130,633	77,910
Preopening and start-up expenses	3,184	6,692	15,752	10,276
Restructuring costs (credit)	—	(276)	(59)	5,625
Property transactions, net	8,247	3,311	36,880	8,665
Depreciation and amortization	164,368	106,263	588,102	402,545

	1,444,464	883,975	5,276,630	3,406,902

Income from unconsolidated affiliates	36,935	34,468	151,871	119,658

Operating income	346,104	213,240	1,357,208	950,860

Non-operating income (expense):
Interest income	1,938	2,224	12,110	5,664
Interest expense, net	(194,193)	(100,692)	(656,159)	(378,386)
Non-operating items from unconsolidated affiliates	(4,290)	7,016	(15,825)	(12,298)
Other, net	(2,856)	137	(18,434)	(10,025)

	(199,401)	(91,315)	(678,308)	(395,045)

Income from continuing operations before income taxes	146,703	121,925	678,900	555,815
Provision for income taxes	(48,904)	(47,039)	(235,644)	(205,959)

Income from continuing operations	97,799	74,886	443,256	349,856

Discontinued operations
Income from discontinued operations, including gain on disposal of $82,538 (twelve months 2004)	—	—	—	94,207
Provision for income taxes	—	—	—	(31,731)

	—	—	—	62,476

Net income	$97,799	$74,886	$443,256	$412,332

Per share of common stock:

Basic:
Income from continuing operations	$0.34	$0.27	$1.56	$1.25
Discontinued operations	—	—	—	0.23

Net income per share	$0.34	$0.27	$1.56	$1.48

Weighted average shares outstanding	284,985	277,768	284,943	279,325

Diluted:
Income from continuing operations	$0.33	$0.26	$1.50	$1.21
Discontinued operations	—	—	—	0.22

Net income per share	$0.33	$0.26	$1.50	$1.43

Weighted average shares outstanding	295,106	289,696	296,334	289,333

7

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF GAAP INCOME FROM CONTINUING OPERATIONS
AND EPS TO ADJUSTED EARNINGS AND EPS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Income from continuing operations	$97,799	$74,886	$443,256	$349,856
Preopening and start-up expenses, net	2,219	4,349	10,577	6,679
Restructuring costs (credit), net	—	(180)	(39)	3,656
Property transactions, net	5,361	2,152	23,972	5,632
Tax adjustments	(3,528)	—	(9,868)	1,643
Loss on debt retirements, net	—	—	11,790	3,593

Adjusted earnings	$101,851	$81,207	$479,688	$371,059

Per diluted share of common stock:
Income from continuing operations	$0.33	$0.26	$1.50	$1.21
Preopening and start-up expenses, net	0.01	0.01	0.03	0.02
Restructuring costs (credit), net	—	—	—	0.01
Property transactions, net	0.02	0.01	0.08	0.02
Tax adjustments	(0.01)	—	(0.03)	0.01
Loss on debt retirements, net	—	—	0.04	0.01

Adjusted EPS	$0.35	$0.28	$1.62	$1.28

Weighted average diluted shares outstanding	295,106	289,696	296,334	289,333

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF CONSOLIDATED EBITDA TO INCOME FROM CONTINUING OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
EBITDA	$521,903	$329,230	$1,997,883	$1,377,971
Preopening and start-up expenses	(3,184)	(6,692)	(15,752)	(10,276)
Restructuring costs (credit)	—	276	59	(5,625)
Property transactions, net	(8,247)	(3,311)	(36,880)	(8,665)
Depreciation and amortization	(164,368)	(106,263)	(588,102)	(402,545)

Operating income	346,104	213,240	1,357,208	950,860

Non-operating income (expense):
Interest expense, net	(194,193)	(100,692)	(656,159)	(378,386)
Other	(5,208)	9,377	(22,149)	(16,659)

	(199,401)	(91,315)	(678,308)	(395,045)

Income from continuing operations before income taxes	146,703	121,925	678,900	555,815
Provision for income taxes	(48,904)	(47,039)	(235,644)	(205,959)

Income from continuing operations	$97,799	$74,886	$443,256	$349,856

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — NET REVENUES
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Las Vegas Strip	$1,462,597	$825,691	$5,228,916	$3,261,892
Other Nevada	142,784	58,866	496,458	242,035
MGM Grand Detroit	110,039	101,123	441,093	421,942
Mississippi	38,213	77,067	315,500	312,235

	$1,753,633	$1,062,747	$6,481,967	$4,238,104

MGM MIRAGE AND SUBSIDIARIES
SUPPLEMENTAL DATA — PROPERTY LEVEL EBITDA
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Las Vegas Strip	$462,727	$260,575	$1,674,601	$1,065,460
Other Nevada	19,032	7,264	75,891	39,025
MGM Grand Detroit	36,909	32,261	151,667	150,831
Mississippi	6,379	19,193	74,486	80,907
Unconsolidated affiliates	36,935	34,468	151,871	119,658

	$561,982	$353,761	$2,128,516	$1,455,881

MGM MIRAGE AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO EBITDA
(In thousands)
(Unaudited)
Three Months Ended December 31, 2005

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA
Las Vegas Strip	$318,150	$133,893	$3,072	$—	$7,612	$462,727
Other Nevada	9,284	9,810	—	—	(62)	19,032
MGM Grand Detroit	29,530	6,750	499	—	130	36,909
Mississippi	1,367	4,973	(41)	—	80	6,379
Unconsolidated affiliates	35,998	—	937	—	—	36,935

	394,329	155,426	4,467	—	7,760	561,982
Corporate and other	(48,225)	8,942	(1,283)	—	487	(40,079)

	$346,104	$164,368	$3,184	$—	$8,247	$521,903

Three Months Ended December 31, 2004

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs (credit)	net	EBITDA
Las Vegas Strip	$168,915	$81,893	$6,692	$(195)	$3,270	$260,575
Other Nevada	1,577	5,694	—	—	(7)	7,264
MGM Grand Detroit	24,712	7,621	—	(81)	9	32,261
Mississippi	13,841	5,313	—	—	39	19,193
Unconsolidated affiliates	34,468	—	—	—	—	34,468

	243,513	100,521	6,692	(276)	3,311	353,761
Corporate and other	(30,273)	5,742	—	—	—	(24,531)

	$213,240	$106,263	$6,692	$(276)	$3,311	$329,230

Twelve Months Ended December 31, 2005

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs (credit)	net	EBITDA
Las Vegas Strip	$1,160,029	$471,299	$7,867	$7	$35,399	$1,674,601
Other Nevada	41,391	34,625	—	—	(125)	75,891
MGM Grand Detroit	124,081	26,649	503	—	434	151,667
Mississippi	47,092	26,704	294	—	396	74,486
Unconsolidated affiliates	149,957	—	1,914	—	—	151,871

	1,522,550	559,277	10,578	7	36,104	2,128,516
Corporate and other	(165,342)	28,825	5,174	(66)	776	(130,633)

	$1,357,208	$588,102	$15,752	$(59)	$36,880	$1,997,883

Twelve Months Ended December 31, 2004

		Depreciation	Preopening		Property
	Operating	and	and start-up	Restructuring	transactions,
	income	amortization	expenses	costs	net	EBITDA
Las Vegas Strip	$736,432	$306,397	$10,147	$3,705	$8,779	$1,065,460
Other Nevada	17,605	20,988	—	—	432	39,025
MGM Grand Detroit	118,692	30,278	—	1,506	355	150,831
Mississippi	59,688	21,078	—	—	141	80,907
Unconsolidated affiliates	119,658	—	—	—	—	119,658

	1,052,075	378,741	10,147	5,211	9,707	1,455,881
Corporate and other	(101,215)	23,804	129	414	(1,042)	(77,910)

	$950,860	$402,545	$10,276	$5,625	$8,665	$1,377,971

MGM MIRAGE AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$377,933	$435,128
Accounts receivable, net	352,673	204,151
Inventories	111,825	70,333
Deferred income taxes	65,518	28,928
Prepaid expenses and other	110,634	81,662

Total current assets	1,018,583	820,202

Property and equipment, net	16,541,651	8,914,142

Other assets:
Investments in unconsolidated affiliates	931,154	842,640
Goodwill and other intangible assets, net	1,692,040	233,335
Deposits and other assets, net	515,992	304,710

Total other assets	3,139,186	1,380,685

	$20,699,420	$11,115,029

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$265,601	$198,050
Income taxes payable	125,503	4,991
Current portion of long-term debt	14	14
Accrued interest on long-term debt	229,930	116,997
Other accrued liabilities	913,520	607,925

Total current liabilities	1,534,568	927,977

Deferred income taxes	3,378,371	1,802,008
Long-term debt	12,355,433	5,458,848
Other long-term obligations	195,976	154,492
Stockholders’ equity:
Common stock ($.01 par value: authorized 600,000,000 shares, issued 357,262,405 and 347,147,868 shares and outstanding
285,069,516 and 280,739,868 shares)	3,573	3,472
Capital in excess of par value	2,586,587	2,346,329
Deferred compensation	(3,618)	(10,878)
Treasury stock, at cost (72,192,889 and 66,408,000 shares)	(1,338,394)	(1,110,551)
Retained earnings	1,987,725	1,544,499
Accumulated other comprehensive loss	(801)	(1,167)

Total stockholders’ equity	3,235,072	2,771,704

	$20,699,420	$11,115,029